Exhibit 99.1
November 12, 2010
Dear Shareholder:
The third quarter of 2010 showed excellent growth for your Corporation. The National Bank of Indianapolis Corporation reached total assets of $1.342 billion at September 30 compared to total assets of $1.241 billion at September 30 last year, an increase of approximately $101 million or 8%.
In the third quarter, your Corporation earned $756,000 or $0.32 per fully diluted share compared to a loss of $208,000 or ($0.09) in the third quarter last year. Included in the third quarter results were the adverse effects of a write down of commercial real estate property values and a wire transfer error. Book value per share at September 30 equaled $33.33.
Results for the third quarter of 2010 also included a provision for loan losses of $1,875,000 as compared to our third quarter net charge offs of $1,800,000. Loans charged off in the third quarter were primarily attributable to one commercial real estate relationship and a small number of other borrowers that were affected by the general decline in the economy and the housing market. In addition to covering charge-offs, the provision for loan losses served to build the reserve to over $15,598,000. We believe that this is prudent in light of continued weakness in the economy.
Our third quarter performance also showed continued growth of the loan portfolio. Loans exceeded $910 million for a growth of $29 million or 3% since September 30, 2009. While cautious, the Bank continues to make loans to creditworthy borrowers. Deposits grew $79 million or 7% in the third quarter despite strong competition.
Fee income was another important aspect of our performance in the third quarter. For the third quarter of 2010, the Corporation generated fee income in excess of $4,200,000, up 40% over the third quarter of 2009. Residential Mortgage Banking experienced very strong demand in mortgage originations as clients rushed to take advantage of lower interest rates. Also, the Wealth Management Division provided meaningful contributions to total fee income. At September 30, total assets under administration in the Wealth Management Division reached $1.280 billion. This further bolstered the growth of fee income in the third quarter.

At this time, the economic recovery is still fragile. While economic growth is positive, it remains low and recent forecasts call for more of the same. Unemployment continues to be high as companies are reluctant to increase hiring. The housing market has also shown recent weakness. The Federal Reserve is poised to provide monetary stimulus by purchasing billions of dollars of U.S. Treasury securities in an effort to drive down long term interest rates even more. Until employment begins to grow in a meaningful way, collateral values will remain soft and creditworthy loan demand will remain weak.
In summary, The National Bank of Indianapolis Corporation is profitable and well-capitalized. We believe that the Corporation remains well-positioned to meet the many challenges of 2010 and beyond. As always, we appreciate the continued support of our shareholders and directors, and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

THIRD QUARTER 2010 HIGHLIGHTS
Selected Balance Sheet Information

	Sept. 30, 2010	Sept. 30, 2009	Dec. 31, 2009
(in thousands)	(unaudited)	(unaudited)	(audited)
Total Assets	$1,342,264	$1,240,689	$1,233,630
Loans	910,883	881,808	864,722
Reserve for Loan Losses	(15,598)	(16,886)	(13,716)
Investment Securities	176,390	161,678	162,218
Total Deposits	1,159,893	1,081,185	1,052,065
Shareholders’ Equity	77,260	73,148	73,031
Selected Income Statement Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Net Interest Income	$9,646	$9,422	$28,237	$26,891
Provision for Loan Losses	1,875	3,955	4,344	7,855
Non-Interest Income	4,208	2,991	10,448	9,563
Non-Interest Expense	11,137	9,128	31,823	28,398
Pretax Income (Loss)	842	(670)	2,518	201
Net Income (Loss)	756	(208)	2,214	716
Selected Per Share Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Basic Earnings (Loss) Per Share	$0.33	$(0.09)	$0.96	$0.31
Diluted Earnings (Loss) Per Share	$0.32	$(0.09)	$0.93	$0.31
Book Value per Share	$33.33	$31.72	$33.33	$31.72